EXHIBIT 99.3

CONSENT OF LEHMAN BROTHERS INC.

We hereby consent to the use of the opinion letter of Lehman Brothers Inc. dated July 17, 2007 to the Board of Directors of Plains Exploration & Production Company (“Plains”), which is included as Annex B to the Joint Proxy Statement/Prospectus that forms part of the Registration Statement on Form S-4 as amended by Amendment No. 2 thereto, of Plains relating to the proposed merger of Pogo Producing Company with and into PXP Acquisition LLC, a wholly owned subsidiary of Plains, and to references of Lehman Brothers Inc. and such opinion letter in such Joint Proxy Statement/Prospectus under the headings “Summary—Opinions of Financial Advisors,” “The Merger—Background of the Merger,” “The Merger—Reasons for the Merger—Plains,” and “The Merger—Plains’ Financial Advisor.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder (the “Securities Act”), nor do we admit that we are experts with respect to any Registration Statement within the meaning of the term “expert” as used in the Securities Act. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of this Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part of any registration statement (including any amendments to this Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

LEHMAN BROTHERS

By: /s/ Chris Watson
Name: Chris Watson
Title: Managing Director

Houston, Texas

September 27, 2007